FOR IMMEDIATE RELEASE

July 30, 2009

For further information contact:

Craig Montanaro

Senior Vice President,

Director of Strategic Planning

Kearny Financial Corp.

(973) 244-4510

KEARNY FINANCIAL CORP.

REPORTS FOURTH QUARTER 2009 OPERATING RESULTS

Fairfield, New Jersey, July 30, 2009 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended June 30, 2009 of $1.1 million, or $0.02 per diluted share. The results represent a decrease of $191,000 compared to net income of $1.3 million, or $0.02 per diluted share, for the quarter ended March 31, 2009 and an increase of $288,000 compared to net income of $825,000, or $0.01 per diluted share, for the quarter ended June 30, 2008. The Company attributes the decrease in net income between linked quarters primarily to an increase in non-interest expense and decrease in net interest income, partially offset by an increase in non-interest income (excluding loss on securities) and decreases in the provision for loan losses, loss on securities and income taxes. The increase in net income year-over-year resulted primarily from an increase in net interest income and decreases in loss on securities and income taxes, partially offset by an increase in non-interest expense and decrease in non-interest income (excluding loss on securities). The primary contributing factor to the increase in non-interest expense between comparative quarters was an increase in federal deposit insurance premium expense.

Net income for the fiscal year ended June 30, 2009 was $6.4 million, or $0.09 per diluted share, an increase of $487,000 compared to $5.9 million, or $0.09 per diluted share, for the fiscal year ended June 30, 2008. The increase in net income year-over-year resulted primarily from an increase in net interest income, partially offset by increases in the provision for loan losses, loss on securities, non-interest expense and income taxes as well as a decrease in non-interest income (excluding loss on securities). The primary contributing factor to the increase in non-interest expense year-over-year was also an increase in federal deposit insurance premium expense.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 26 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At June 30, 2009, Kearny Financial Corp. had total assets, loans, deposits and stockholders’ equity of $2.13 billion, $1.04 billion, $1.42 billion and $476.9 million, respectively.

The following is an overview of the Company’s financial results for the quarter ended June 30, 2009:

Net Interest Income

Net interest income during the quarter ended June 30, 2009 was $13.3 million, a decrease of $156,000 compared to net interest income of $13.5 million during the quarter ended March 31, 2009 and an increase of $1.1 million compared to net interest income of $12.2 million during the quarter ended June 30, 2008. The Company’s net interest margin during the quarter ended June 30, 2009 was 2.76%, compared to 2.83% during the quarter ended March 31, 2009 and 2.54% during the quarter ended June 30, 2008. The decrease in net interest income between linked quarters resulted from a decrease in interest income partially offset by a decrease in interest expense while the increase in net interest income year-over-year resulted from a decrease in interest expense partially offset by a decrease in interest income. Continuing a trend which began during the quarter ended March 31, 2009, the Company’s yield on earning assets declined faster than the cost of funds due primarily to an increase in cash and cash equivalents, combined with the precipitous decline in market interest rates as well as a decrease in average loans receivable between linked quarters. Interest income decreased $665,000 to $23.6 million during the quarter ended June 30, 2009 compared to $24.2 million during the quarter ended March 31, 2009 and decreased $1.2 million compared to $24.8 million during the quarter ended June 30, 2008. Interest expense decreased $509,000 to $10.3 million during the quarter ended June 30, 2009 compared to $10.8 million during the quarter ended March 31, 2009 and decreased $2.3 million compared to $12.6 million during the quarter ended June 30, 2008.

Interest income from loans decreased $442,000 to $14.8 million during the quarter ended June 30, 2009 compared to $15.2 million during the quarter ended March 31, 2009 and increased $676,000 compared to $14.1 million during the quarter ended June 30, 2008. The decrease in interest income between linked quarters resulted from decreases in both average loans receivable and average yield. Year-over-year the increase in interest income resulted from an increase in average loans receivable, partially offset by a decrease in average yield. During the quarter ended June 30, 2009, average loans receivable were $1.05 billion with an average yield of 5.65%. By comparison, during the quarters ended March 31, 2009 and June 30, 2008, average loans receivable were $1.07 billion and $982.4 million, respectively; with average yields of 5.68% and 5.74%, respectively. The Bank experienced a reduction in average residential first mortgages, home equity loans and home equity lines of credit, which decreased $36.6 million in aggregate to $817.5 million between the quarters ended March 31 and June 30, 2009. Management’s decision to maintain a disciplined pricing policy may have resulted in some residential borrowers refinancing their loans with more aggressive lenders. By contrast, average non-residential mortgages, multi-family mortgages and commercial business loans increased $11.3 million in aggregate to $210.1 million over the same period reflecting a better pricing environment for these loans.

Interest income from mortgage-backed securities decreased $286,000 to $8.3 million during the quarter ended June 30, 2009 from $8.6 million during the quarter ended March 31, 2009 and decreased $1.0 million compared to $9.3 million during the quarter ended June 30, 2008. The decrease in interest income between linked quarters resulted primarily from a decrease in average yield. The decrease in interest income year-over-year resulted from decreases in both average mortgage-backed securities and average yield. During the quarter ended June 30, 2009, average mortgage-backed securities were $684.2 million with an average yield of 4.86%. By comparison, during the quarters ended March 31, 2009 and June 30, 2008, average mortgage-backed securities were $685.3 million and $746.8 million, respectively; with average yields of 5.02% and 4.99%, respectively. Average yield has been decreasing due to the repayment of higher coupon loans within the underlying mortgage portfolios as refinancing activity accelerates.

Interest income from non-mortgage-backed securities and other interest-earning assets, primarily cash and cash equivalents, increased $63,000 to $480,000 during the quarter ended June 30, 2009 compared to $417,000 during the quarter ended March 31, 2009 and decreased $878,000 from $1.4 million during the quarter ended June 30, 2008. The increase in interest income between linked quarters was attributed to an increase in the average balances in aggregate, partially offset by a decrease in average yield. During the reporting period, deposit growth in conjunction with shrinkage of the loan portfolio contributed to an increase in cash and cash equivalents while the low interest rate environment continued to suppress the average yield. Year-over-year, the decrease in interest income resulted from a significant decrease in average yield due to the 525 basis point reduction in the federal funds rate since September

2007, partially offset by an increase in the average balances in aggregate. During the quarter ended June 30, 2009, average non-mortgage-backed securities and other interest-earning assets totaled $202.4 million with an average yield of 0.95%. By comparison, during the quarters ended March 31, 2009 and June 30, 2008, average non-mortgage-backed securities and other interest-earning assets totaled $149.2 million and $191.8 million, respectively, with average yields of 1.12% and 2.83%, respectively.

Interest expense attributed to deposits decreased $470,000 to $8.2 million during the quarter ended June 30, 2009 from $8.7 million during the quarter ended March 31, 2009 and decreased $2.2 million compared to $10.4 million during the quarter ended June 30, 2008. The decrease in interest expense between linked quarters and year-over-year resulted from a decrease in the average cost of interest-bearing deposits, partially offset by an increase in average interest-bearing deposits. Management continued to adhere to a disciplined deposit pricing policy during the reporting period; nevertheless, the Bank experienced a significant increase in deposit inflows between the linked quarters. During the quarter ended June 30, 2009, average interest-bearing deposits were $1.36 billion with an average cost of 2.41%. By comparison, during the quarters ended March 31, 2009 and June 30, 2008, average interest-bearing deposits were $1.33 billion and $1.32 billion, respectively, with average costs of 2.60% and 3.16%, respectively. The decrease in the cost of deposits over the comparative quarters was attributed primarily to decreases in the average cost of certificates of deposit, which decreased to 3.11% during the current quarter compared to 3.34% during the linked quarter and 4.18% during the same quarter a year ago.

Interest expense attributed to Federal Home Loan Bank (“FHLB”) advances was little changed at $2.1 million during the quarters ended June 30 and March 31, 2009 and decreased $110,000 compared to $2.2 million during the quarter ended June 30, 2008. During the quarter ended June 30, 2009, average advances were $210.0 million with an average cost of 3.91%. By comparison, during the quarters ended March 31, 2009 and June 30, 2008, average advances were $214.6 million and $218.0 million, respectively, with average costs of 3.90% and 3.97%.

Provision for Loan Losses

There was no provision for loan losses recorded during the quarter ended June 30, 2009 compared to provisions of $208,000 and $-0- during the linked and comparative quarters, respectively.

Non-interest Income

Non-interest income attributed to fees, service charges and miscellaneous income increased $13,000 to $601,000 during the quarter ended June 30, 2009 from $588,000 during the quarter ended March 31, 2009 but decreased $56,000 from $657,000 during the quarter ended June 30, 2008. Year-over-year the decrease in non-interest income resulted primarily from a $35,000 decrease in income from the Bank’s official check clearing agent. The clearing agent is no longer able to compensate its clients at a meaningful level for use of the float on official checks due to significant losses in its mortgage-backed securities portfolio.

The Company determined that during the quarter ended June 30, 2009 that it would take a non-cash pre-tax charge to earnings of approximately $144,000 as a result of other-than-temporary impairment in the value of certain private label collateralized mortgage obligations in the Bank’s held to maturity portfolio. These securities were acquired upon the in-kind redemption of the Bank’s interest in the AMF Ultra Short Mortgage Fund. The after-tax cost is approximately $85,000. By comparison, there were pre-tax other-than-temporary impairment charges recorded during the quarters ended March 31, 2009 and June 30, 2008 of $570,000 and $659,000, respectively.

Non-interest Expense

Non-interest expense increased $843,000 to $11.8 million during the quarter ended June 30, 2009 from $11.0 million during the quarter ended March 31, 2009 and increased $1.4 million compared to $10.4 million during the quarter ended June 30, 2008. The increase in non-interest expense between linked quarters was primarily the result of an increase in federal deposit insurance premium expense as well as miscellaneous expense, partially offset by a decrease in net occupancy expense of premises.

Federal deposit insurance premium expense increased $976,000 to $1.3 million during the quarter ended June 30, 2009 from $361,000 during the quarter ended March 31, 2009. The primary contributing factor to the increase was the Federal Deposit Insurance Corporation (“the FDIC”) Special Assessment in the amount of $872,000. The special assessment was based on the Bank’s June 30, 2009 Total Assets minus Tier 1 Capital multiplied by five basis points.

Miscellaneous expense increased $110,000 to $1.1 million between linked quarters with no particular category significantly responsible for the increase. Net occupancy expense of premises decreased $185,000 to $974,000 between linked quarters. The decrease resulted primarily from the cost of snow removal during the quarter ended March 31, 2009.

Year-over-year the $1.4 million increase in non-interest expense was primarily the result of a $1.3 million increase in federal deposit insurance premium expense. In addition to the FDIC Special Assessment recorded during the reporting period, the regular quarterly assessment increased from $44,000 during the quarter ended June 30, 2008 to $465,000 during the quarter ended June 30, 2009.

Provision for Income Taxes

The provision for income taxes during the quarter ended June 30, 2009 was $867,000 compared to $1.0 million during the quarter ended March 31, 2009 and $957,000 during the quarter ended June 30, 2008. The decrease in income taxes between linked quarters was attributed primarily to a decrease in pre-tax income. Year-over-year the decrease in income taxes was due to a valuation allowance attributed to loss on securities recorded during the quarter ended June 30, 2008. The Company’s effective tax rates during the quarters ended June 30 and March 31, 2009 and June 30, 2008 were 43.8%, 44.1% and 53.7%, respectively.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning deposits in other banks, increased $39.6 million to $211.5 million at June 30, 2009 from $171.9 million at March 31, 2009. Continuing a trend that began in December 2008, cash and cash equivalents increased during the quarter ended June 30, 2009 due to deposit inflows and depressed loan demand. The Company’s net interest margin continued to come under pressure during the reporting period as interest-earning deposits produced an average yield of 0.19% during the quarter ended June 30, 2009 compared to 0.29% during the quarter ended March 31, 2009.

Loans and Credit Quality

Loans receivable, net of deferred fees and costs and the allowance for loan losses, decreased $11.2 million from $1.05 billion at March 31, 2009 to $1.04 billion at June 30, 2009. During the reporting period, management adhered to a disciplined pricing policy and as a result the Bank did not experience the same level of refinancing activity as some other lenders. Lending activity did rebound during the current quarter as loan originations and loan purchases totaled $37.9 million and $37.6 million, respectively, compared to $26.2 million and $-0-, respectively, during the quarter ended March 31, 2009.

Residential first mortgages, home equity loans and home equity lines of credit decreased $18.0 million in aggregate between March 31 and June 30, 2009. Nonresidential mortgages, multi-family mortgages and commercial business loans increased $7.9 million in aggregate between March 31 and June 30, 2009 while all other loan categories decreased $731,000 in aggregate over the same period.

Non-performing loans were $8.1 million or 0.78% of total loans at June 30, 2009. By comparison, non-performing loans were $7.5 million or 0.71% of total loans at March 31, 2009 and $1.6 million or 0.15% of total loans at June 30, 2008. With respect to loans past due 30 days or more, total delinquencies increased $4.4 million to $16.2 million or 1.55% of total loans at June 30, 2009 from $11.8 million or 1.12% of total loans at March 31, 2009. Charge-offs during the quarters ended June 30 and March 31, 2009 and June 30, 2008 were $1,000, $2,000 and $38,000, respectively, but as a percentage of average loans, charge-offs were effectively zero percent during all three quarters. There were no recoveries during any of the comparative quarters. The allowance for loan losses as a percentage of total loans outstanding was 0.62% at June 30, 2009, 0.61% at March 31, 2009 and 0.59% at June 30, 2008, reflecting an allowance of $6.4 million, $6.4 million and $6.1 million, respectively, at the close of each quarter.

Securities and Mortgage-backed Securities

Mortgage-backed securities available for sale, all of which are government agency pass-through certificates, decreased $12.6 million to $683.8 million at June 30, 2009 compared to $696.4 million at March 31, 2009. The decrease resulted from principal repayments, maturities and a nominal decrease in fair value, partially offset by purchases totaling $29.4 million. The net unrealized gain for this portfolio was $18.7 million as of June 30, 2009. Management has concluded based on its evaluation of this portfolio that no other-than-temporary impairment is present at June 30, 2009. Reinvestment of principal and interest payments in the portfolio was limited to purchases of issues eligible to meet the Community Reinvestment Act investment test during the reporting period.

Mortgage-backed securities held to maturity decreased $388,000 to $4.6 million at June 30, 2009 compared to $5.0 million at March 31, 2009 due primarily to principal repayments and an additional non-cash pre-tax charge to earnings of approximately $144,000 as a result of other-than-temporary impairment in the value of certain private label collateralized mortgage obligations in the portfolio. At June 30, 2009 an analysis of the private label collateralized mortgage obligations resulted in the conclusion that securities having an aggregate amortized cost, adjusted for prior impairment charges, of $317,000 and fair value of $173,000 were other-than-temporarily impaired. At June 30, 2009, the Bank owned additional private label collateralized mortgage obligations having an aggregate amortized cost of $2.6 million and fair value of $1.6 million which the analysis indicated were not other-than-temporarily impaired.

Non-mortgage-backed securities, all of which are classified as available for sale, increased $495,000 to $28.0 million at June 30, 2009 compared to $27.5 million at March 31, 2009. The increase resulted primarily from an increase in the fair value of the portfolio, partially offset by principal repayments. The net unrealized loss for this portfolio was $3.6 million as of June 30, 2009, an improvement from the $4.3 million unrealized loss at March 31, 2009. Management has concluded based on its evaluation of this portfolio that no other-than-temporary impairment is present at June 30, 2009.

Deposits

Deposits increased $16.6 million to $1.42 billion at June 30, 2009 compared to $1.40 billion at March 31, 2009. During the quarter ended June 30, 2009, interest-bearing demand deposits increased $4.3 million to $163.6 million, savings deposits increased $9.1 million to $301.6 million, certificates of deposit increased $1.7 million to $904.7 million and non-interest-bearing demand deposits increased $1.5 million to $51.2 million. Management continued to maintain disciplined pricing during the reporting period, which significantly slowed deposit inflows compared to the prior quarter when deposits increased $53.2 million. Depositors have been lengthening the maturities on their certificates of deposit, particularly by transferring maturing accounts to 24-month and 36-month certificates of deposit in order to improve the yield.

Federal Home Loan Bank Advances

FHLB advances were unchanged at $210.0 million between March 31 and June 30, 2009. As a result of the Bank’s strong liquidity position, there were no additional borrowings during the reporting period.

Stockholders’ Equity and Capital Management

During the quarter ended June 30, 2009, stockholders’ equity decreased $1.1 million to $476.9 million from $478.0 million at March 31, 2009. The decrease was primarily the result of a $3.2 million increase in treasury stock due to the purchase of 288,700 shares of the Company’s common stock as well as an $855,000 cash dividend declared for payment to minority shareholders. Partially offsetting these decreases was an $164,000 increase in accumulated other comprehensive income due to the aggregate mark-to-market adjustment to the available for sale securities portfolios and benefit plan related adjustments to equity per SFAS No. 158 and net income during the quarter of $1.1 million. Also contributing to the partial offset of these decreases was $410,000 of Employee Stock Ownership Plan shares earned, $771,000 of restricted stock plan shares earned and an adjustment to equity of $477,000 for expensing stock options.

The Bank’s ratio of tangible equity to tangible assets was 17.9% at June 30, 2009. The Bank’s Total Capital and Tier 1 Capital to risk-weighted assets were 38.9% and 38.4%, respectively, far in excess of the 10.0% and 6.0% levels, respectively, required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	At June 30,	At March 31,
	2009	2009
Selected Balance Sheet Data:
Assets	$2,125,482	$2,109,391
Cash and cash equivalents	211,525	171,869
Securities available for sale	28,027	27,532
Net loans receivable	1,039,413	1,050,573
Mortgage-backed securities available for sale	683,785	696,432
Mortgage-backed securities held to maturity	4,595	4,983
Goodwill	82,263	82,263
Deposits	1,421,201	1,404,585
Federal Home Loan Bank advances	210,000	210,000
Total stockholders' equity	476,881	477,960

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Summary of Operations:
Interest income	$23,583	$24,248	$24,789
Interest expense	10,263	10,772	12,596
Net interest income	13,320	13,476	12,193
Provision for loan losses	0	208	0
Net interest income after provision for loan losses	13,320	13,268	12,193
Non-interest income, excluding loss on securities	601	588	657
Loss on securities	(144)	(570)	(659)
Non-interest expense	11,797	10,954	10,409
Income before taxes	1,980	2,332	1,782
Provision for income taxes	867	1,028	957
Net income	$1,113	$1,304	$825

Per Share Data:
Net income per share - basic	$0.02	$0.02	$0.01
Net income per share - diluted	$0.02	$0.02	$0.01
Weighted average number of common shares
outstanding - basic	67,809	67,984	68,548
Weighted average number of common shares
outstanding - diluted	67,915	68,007	68,634

Per Share Data:
Cash dividends per share (1)	$0.05	$0.05	$0.05
Dividend payout ratio (2)	76.82%	66.72%	110.55%

(1) Represents dividends declared per common share.

(2) Represents dividends paid per minority share divided by net income.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	At the Three Months Ended
	June 30,	March 31,	Jun e 30,
	2009	2009	2008
Per Share Data:
Closing price as reported by NASDAQ	$11.44	$10.48	$11.00
Book Value	$6.89	$6.87	$6.69
Tangible Book Value	$5.70	$5.69	$5.52

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Performance Ratios:
Return on average assets	0.21%	0.25%	0.16%
Return on average equity	0.93%	1.10%	0.69%
Net interest rate spread (1)	2.27%	2.31%	1.89%
Net interest margin (2)	2.76%	2.83%	2.54%
Average interest-earning assets to average
interest-bearing liabilities	123.15%	123.12%	124.79%
Efficiency ratio	85.63%	81.18%	85.38%
Non-interest expense to average assets	2.23%	2.10%	1.99%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.

(2) Net interest income divided by average interest-earning assets.

	At or for the Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.78%	0.71%	0.15%
Non-performing assets to total assets	0.39%	0.36%	0.08%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.00%
Allowance for loan losses to total loans	0.62%	0.61%	0.59%
Allowance for loan losses to non-performing loans	79.09%	85.55%	388.05%

(1) Asset quality ratios are period end ratios unless otherwise noted.

	At or for the Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Consolidated Capital Ratios:
Average equity to average assets	22.52%	22.65%	22.83%
Equity to assets at period end	22.44%	22.66%	22.63%
Tangible equity to tangible assets at period end	19.03%	19.24%	19.51%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Average Balances:
Loans receivable	$1,047,017	$1,072,911	$982,388
Mortgage-backed securities available for sale	678,728	679,570	746,756
Mortgage-backed securities held to maturity	5,465	5,690	0
Securities available for sale	31,826	31,945	41,006
Other interest-earning assets	170,592	117,279	150,751
Total interest earning assets	1,933,628	1,907,395	1,920,901
Non-interest-earning assets	184,847	180,024	166,612
Total assets	$2,118,475	$2,087,419	$2,087,513

Interest-bearing deposits	$1,360,118	$1,334,666	$1,321,253
Federal Home Loan Bank advances	210,000	214,556	218,000
Total interest-bearing liabilities	1,570,118	1,549,222	1,539,253
Non-interest-bearing liabilities	71,217	65,496	71,758
Stockholders' equity	477,140	472,701	476,502
Total liabilities and stockholders' equity	$2,118,475	$2,087,419	$2,087,513

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2009	2009	2008
Spread and Margin Analysis:
Yield on average:
Loans receivable	5.65%	5.68%	5.74%
Mortgage-backed securities available for sale
and held to maturity	4.86%	5.02%	4.99%
Securities available for sale	2.84%	3.04%	3.71%
Other interest-earning assets	0.60%	0.59%	2.60%
Interest-earning assets	4.88%	5.09%	5.16%
Cost of average:
Interest-bearing deposits	2.41%	2.60%	3.16%
Federal Home Loan Bank advances	3.91%	3.90%	3.97%
Interest-bearing liabilities	2.61%	2.78%	3.27%
Net interest rate spread	2.27%	2.31%	1.89%
Net interest margin	2.76%	2.83%	2.54%
Average interest-earning assets to average
interest-bearing liabilities	123.15%	123.12%	124.79%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Twelve Months Ended
	June 30,	June 30,
	2009	2008
Summary of Operations:
Interest income	$97,908	$97,367
Interest expense	44,200	50,528
Net interest income	53,708	46,839
Provision for loan losses	317	94
Net interest income after provision for loan losses	53,391	46,745
Non-interest income, excluding loss on securities	2,648	2,708
Loss on securities	(1,129)	(659)
Non-interest expense	43,922	40,939
Income before taxes	10,988	7,855
Provision for income taxes	4,597	1,951
Net income	$6,391	$5,904

Per Share Data:
Net income per share - basic	$0.09	$0.09
Net income per share - diluted	$0.09	$0.09
Weighted average number of common shares
outstanding - basic	68,111	68,675
Weighted average number of common shares
outstanding - diluted	68,223	68,789

Per Share Data:
Cash dividends per share (1)	$0.20	$0.20
Dividend payout ratio (2)	54.91%	62.47%

(1) Represents dividends declared per common share.

(2) Represents dividends paid per minority share divided by net income.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Twelve Months Ended
	June 30,	June 30,
	2009	2008
Performance Ratios:
Return on average assets	0.31%	0.29%
Return on average equity	1.35%	1.26%
Net interest rate spread (1)	2.25%	1.81%
Net interest margin (2)	2.81%	2.54%
Average interest-earning assets to average
interest-bearing liabilities	124.16%	126.49%
Efficiency ratio	79.53%	83.74%
Non-interest expense to average assets	2.11%	2.04%

(1)  Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.

(2) Net interest income divided by average interest-earning assets.

	At or for the Twelve Months Ended
	June 30,	June 30,
	2009	2008
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.78%	0.15%
Non-performing assets to total assets	0.39%	0.08%
Net charge-offs to average loans outstanding	0.00%	0.00%
Allowance for loan losses to total loans	0.62%	0.59%
Allowance for loan losses to non-performing loans	78.04%	388.05%

(1) Asset quality ratios are period end ratios unless otherwise noted.

	At or for the Twelve Months Ended
	June 30,	June 30,
	2009	2008
Consolidated Capital Ratios:
Average equity to average assets	22.73%	23.41%
Equity to assets at period end	22.44%	22.63%
Tangible equity to tangible assets at period end	19.03%	19.51%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	For the Twelve Months Ended
	June 30,	June 30,
	2009	2008
Average Balances:
Loans receivable	$1,064,019	$951,019
Mortgage-backed securities available for sale	692,331	699,942
Mortgage-backed securities held to maturity	4,341	0
Securities available for sale	33,904	53,391
Other interest-earning assets	115,806	141,792
Total interest earning assets	1,910,401	1,846,144
Non-interest-earning assets	169,408	158,737
Total assets	$2,079,809	$2,004,881

Interest-bearing deposits	$1,323,623	$1,284,415
FHLB advances	215,077	175,081
Total interest-bearing liabilities	1,538,700	1,459,496
Non-interest-bearing liabilities	68,441	75,976
Stockholders' equity	472,668	469,409
Total liabilities and stockholders' equity	$2,079,809	$2,004,881

	For the Twelve Months Ended
	June 30,	June 30,
Spread and Margin Analysis:	2009	2008
Yield on average:
Loans receivable	5.69%	5.80%
Mortgage-backed securities available for sale
and held to maturity	5.02%	4.97%
Securities available for sale	3.07%	4.23%
Other interest-earning assets	1.18%	3.68%
Interest-earning assets	5.12%	5.27%
Cost of average:
Interest-bearing deposits	2.70%	3.37%
FHLB advances	3.95%	4.12%
Interest-bearing liabilities	2.87%	3.46%
Net interest rate spread	2.25%	1.81%
Net interest margin	2.81%	2.54%
Average interest-earning assets to average
interest-bearing liabilities	124.16%	126.49%